EXHIBIT 10.2

FORM OF
RESTRICTED STOCK [OR RESTRICTED STOCK UNIT] AWARD AGREEMENT
FOR THE PENSECO FINANCIAL SERVICES CORPORATION
2008 LONG-TERM INCENTIVE PLAN

This Award Agreement is provided to [insert name] (the “Participant”) by Penseco Financial Services Corporation (the “Company”) as of [insert date] (the “Date of Grant”), the date the Committee awarded the Participant a Restricted Stock Award [or Restricted Stock Unit] pursuant to the Penseco Financial Services Corporation 2008 Long-Term Incentive Plan (the “2008 Plan”), subject to the terms and conditions of the 2008 Plan and this Award Agreement:

1.	Number of Shares Subject
to Your Restricted Stock
[or Restricted Stock Unit] Award:	[number] shares of Common Stock (“Shares”), subject to adjustment as may be necessary pursuant to Article 7.3 of the 2008 Plan.

2.	Date of Grant:	[date]

Unless sooner vested in accordance with Section 3 of the Terms and Conditions (attached hereto) or otherwise in the discretion of the Committee, the restrictions imposed under Section 2 of the Terms and Conditions will expire on the following dates and the Award will be distributed; provided that the Participant is still employed by or in service with the Company or any of its subsidiaries:

Number of Shares/Units Vesting	Vesting Date

IN WITNESS WHEREOF, Penseco Financial Services Corporation, acting by and through the Committee, has caused this Award Agreement to be executed as of the Date of Grant set forth above.

PENSECO FINANCIAL SERVICES CORPORATION

By:
On behalf of the Committee

Accepted by Participant:

___________________________
[Insert Name]

___________________________
Date

TERMS AND CONDITIONS

1.
Grant of Restricted Stock [or Restricted Stock Units].  The Date of Grant and number of shares underlying your Restricted Stock [or Restricted Stock Units] Award are stated on page 1 of this Award Agreement.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the 2008 Plan.

2.	Restrictions. The unvested portion of your Award is subject to the following restrictions until they expire or terminate.

(b)	Restricted Stock or Restricted Stock Units may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered.

(c)
If your employment or service with the Company or any affiliate terminates for any reason other than as set forth in paragraph (b) of Section 3 hereof, then you will forfeit all of your rights, title and interest in and to your Award as of the date of termination, and the Restricted Stock or Restricted Stock Units shall revert to the Company under the terms of the 2008 Plan.

(d)	Your Award is subject to the vesting schedule set forth on page 1 of this Award Agreement.

3.
Expiration and Termination of Restrictions.  The restrictions imposed under Section 2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a)	Vesting Dates set forth on page 1, provided you are still employed by or in service of Company or an affiliate of the Company; or

(b)	Upon termination of your employment by reason of death, Disability, normal or late retirement, or with the consent of the Committee, early retirement; or

(c)	Upon a Change in Control.

4.
Distribution.  Once the Restricted Period expires, the Common Stock (and accumulated dividends and earnings (if any), unless the Committee elects to pay out the  accumulated dividends and earnings prior to vesting), will be distributed in accordance with your instructions.

5.
Voting and Dividend Rights.  As beneficial owner of the Restricted Stock, you have full voting and dividend rights with respect to the Restricted Stock during and after the Restricted Period.  If you forfeit your rights under this Award Agreement in accordance with Section 2, you will no longer have any rights as a shareholder with respect to the Restricted Stock and you will no longer be entitled to receive dividends on the Common Stock.

6.
Changes in Capital Structure.  Upon the occurrence of a corporate event (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), your award will be adjusted as necessary to preserve the benefits or potential benefits of the Award.  Without limiting the above, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Stock, or a combination or consolidation of the outstanding Stock into a lesser number of shares, the Restricted Stock or Stock Unit subject to this Award Agreement will automatically be adjusted proportionately.

7.
No Right of Continued Employment or Service.  Nothing in this Award Agreement will interfere with or limit in any way the right of the Company or any affiliate to terminate your employment or service at any time, nor confer upon you any right to continue in the employ or service of the Company or any affiliate.

8.
Payment of Taxes.  Upon expiration of the Restricted Period and prior to the delivery of the Common Stock, you will be required to pay all appropriate tax withholdings on the value of the Award distributed to you.

9.
Plan Controls.  The terms contained in the 2008 Plan are incorporated into and made a part of this Award Agreement and this Award Agreement shall be governed by and construed in accordance with the 2008 Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan will control.

10.
Severability.  If any one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included in this Agreement.

11.	Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the 2008 Plan.